Exhibit 2.1

PURCHASE AND SALE AGREEMENT
Non-Operated Properties

     This Purchase and Sale Agreement (this “Agreement”) dated as of the 13th day of April, 2005, executed by Staab Holdings, L.L.C., an Oklahoma limited liability company, (“Seller”), and PetroQuest Energy, L.L.C., a Louisiana limited liability company (the “Buyer”).

     In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I
INTENT AND DEFINED TERMS

     1.1 Intent. Through a distribution and assignment from TAG Team Resources, L.L.C. (“TAG Team”), Seller has acquired a non-operating, undivided fifty percent (50%) interest of TAG Team’s interest in certain Oklahoma properties located in Pittsburg and various other Oklahoma counties as set forth on Exhibit A and Exhibit A-1. Seller desires to sell and Buyer desires to buy all of Seller’s right, title and interest in such properties in accordance with the terms and conditions hereof. TAG Team shall retain the remaining undivided fifty percent (50%) interest in the properties (the “TAG Team Properties”). Seller intends to obtain a preferential right to purchase the TAG Team Properties and the preferential right shall be assigned unconditionally to Buyer at Closing.

     1.2 Defined Terms. Unless the context otherwise requires, the following terms used in this Agreement shall have the meanings assigned to them in this Section 1.2:

          “AFE(s)” means Authorizations for Expenditures.

          “Allocated Value” means the allocated value of each of the Assets as shown on Exhibit A and Exhibit A-1.

          “British Thermal Unit” or “Btu” shall mean the amount of heat required to raise the temperature of one pound of water one (1) degree from 59 to 60 degrees Fahrenheit. “MMBtu” shall mean 1,000,000 Btu’s.

          “Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder by the Treasury Department of the United States.

          “Contracts” shall mean any and all existing operating agreements, unit agreements, gas purchase and sales contracts, oil sales contracts, gas transportation and processing contracts, farmin agreements, farmout agreements, exploration agreements, leasehold acquisition agreements (including associated area of mutual interest rights and provisions), joint venture agreements, saltwater disposal agreements, and all other agreements (i) related to or associated with the

Properties, and (ii) customary in the oil and gas exploration, development, production or extraction business or in the business of processing and/or marketing of hydrocarbons produced therefrom, including, without limitation, those set forth in Schedule 3.1(j) and Schedule 3.1(k) hereto.

          “Defect Date” shall mean 5:00 p.m., Central Standard Time on the fifth (5th) calendar day prior to the Closing Date.

          “Defects” shall collectively refer to Title Defects and Environmental Defects asserted by Buyer pursuant to this Agreement.

          “Defect Threshold” shall mean, (i) for each individual Property, Defects asserted by Buyer that adversely affect such Property by an amount equal to or in excess of $10,000, and (ii) for the Assets taken as a whole, Defects asserted by Buyer that adversely affect Seller and/or the Assets by an amount equal to or in excess of $200,000.

          “Defensible Title” means such title of Seller that, subject to and except for the Permitted Encumbrances:

          (i) renders a Property free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept the same;

          (ii) entitles Seller to receive not less than the net revenue interest (“NRI”) set forth for each Property (e.g., well interest, unit interest or leasehold interest, as applicable) on Exhibit A, subject to the limitations as to depths or formations, if any, set forth in Exhibit A or Exhibit A-1;

          (iii) obligates Seller to bear costs and expenses relating to the maintenance, development, operation and the production of oil and gas from each Property (e.g., well interest, unit interest or leasehold interest, as applicable) in an amount not greater than the working interest (“WI”) therefor as set forth on Exhibit A without a corresponding increase in the NRI for such Property; and

          (iv) renders the Asset free and clear of encumbrances, liens and defects that would create a material impairment of use and enjoyment of or loss of interest in the affected Asset.

          “Effective Date” shall mean 12:01 a.m. on October 1, 2004.

          “Environmental Defect” shall mean that, with respect to the Asset in question, (i) any hazardous substances (as defined in 42 U.S.C.A. 9601(14) or 42 U.S.C.A. 69021(B)(2)) are present, stored or located on or in conjunction with an Asset in violation of Environmental Laws; or (ii) any Asset is in noncompliance with Environmental Laws, to the extent that any of the foregoing arise out of or pertain to operations conducted on, or ownership of, the Assets prior to the Closing Date.

          “Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

          “Interim Period” means the period of time between the execution of this Agreement and the Closing Date.

          “Material Adverse Effect” means, with respect to a Person, the occurrence of an event or the existence of a circumstance (other than general industry conditions, or matters of a general economic or political nature) that has a material adverse effect on such Person’s assets, business or financial condition, taken as a whole.

          “NRI” shall have the meaning given it in this Section 1.2 within the definition of Defensible Title.

          “Permitted Encumbrances” shall mean:

          (i) lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens, if the net cumulative effect of all such burdens does not operate to reduce the NRI for a particular Property below that set forth on Exhibit A;

          (ii) any preferential rights to purchase and required third party consents to assignments of contracts and similar agreements for which written waivers or consents are obtained prior to Closing;

          (iii) liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

          (iv) all rights to consent by, required notices to, filings with, or other actions by federal, state or local entities in connection with the sale or conveyance of any Asset if the same are customarily obtained subsequent to such sale or conveyance;

          (v) easements, rights-of-way, servitudes, permits, surface Leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto and that do not materially interfere with the operation of the affected Assets;

          (vi) such Title Defects as Buyer has waived in writing or through its failure to timely assert the same, as herein provided;

          (vii) materialmens’, mechanics’, repairmens’, employees’, contractors’, operators’ or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Assets (i) if they have not been filed pursuant to law and the time for filing them has expired, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action and payment to discharge the same has been placed by Seller in escrow;

          (viii) rights reserved to or vested in any Governmental Entity to control or regulate any of the Assets in any manner, and all applicable laws, rules, regulations and orders of general applicability in the area;

          (ix) liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business and payment to discharge the same has been placed by Seller in escrow;

          (x) division orders and sales contracts terminable without penalty upon no more than 90 days notice to the Buyer; and

          (xi) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Assets to which they relate that, individually or in the aggregate:

               (a) do not reduce the interest of Seller with respect to the oil and gas produced from any unit or well to which a Property relates below the NRI set forth in Exhibit A for the Properties to which such unit or well relates; or

               (b) do not increase Seller’s portion of the costs and expenses relating to the operations on and the maintenance and development of the lands and depths included in any unit or well to which the Properties relate above the WI set forth in Exhibit A for the Properties to which such unit or well relates.

     “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

     “Title Defect” means any encumbrance, encroachment, irregularity, defect in or objection to title in and to the Assets, or any portion thereof, excluding Permitted Encumbrances, that alone or in combination with other defects renders Seller’s title less than Defensible Title.

     “WI” shall have the meaning given it in this Section 1.2 within the definition of Defensible Title.

     1.3 Additional Definitions. The following terms are defined in the Section referenced below:

“AAA”	Section 9.11
“Arbitrator”	Section 9.11
“Assets”	Section 2.1

“Base Purchase Price”	Section 2.1
“Buyer Claims”	Section 8.2
“Buyer Group”	Section 8.2
“Casualty Losses”	Section 5.6
“Closing” and “Closing Date”	Section 7.1
“Consents”	Section 3.1(k)
“Environmental Laws”	Section 5.8
“Equipment”	Section 1.2
“Final Settlement Date”	Section 2.5
“Final Settlement Period”	Section 2.5
“Final Settlement Price”	Section 2.5
“Final Statement”	Section 2.5
“Imbalance Obligations”	Section 4.3
“Lands”	Section 2.1
“Leases”	Section 2.1
“Preferential Rights”	Section 3.1(l)
“Properties”	Section 2.1
“Purchase Price Adjustment Statement	Section 2.3
“Records”	Section 2.1
“Refund Obligations”	Section 4.3
“Seller Group”	Section 8.3
“TAG Team”	Section 1.1
“TAG Team Properties”	Section 1.1
“TAG Team Preferential Right”	Section 4.4
“Title Increases”	Section 5.5
“Units”	Section 2.1
“Wells”	Section 2.1

ARTICLE II
PURCHASE PRICE AND ALLOCATION

     2.1 Purchase Price. Seller shall sell and Buyer shall purchase, effective as of the Effective Date, for the sum of Seventeen Million and No/l00 Dollars ($17,000,000), subject to adjustments as provided or contemplated herein (the “Base Purchase Price”) all of Seller’s right, title, interest and estate in and to the following:

(a) All of Seller’s right, title and interest in and to the wells (the “Wells”) described in Exhibit A and the land and properties described in Exhibit A-1 (the “Lands”) attached hereto and made a part hereof for all purposes;

(b) Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller in and to the oil, gas and other minerals in and under or that may be produced from the Lands and the lands described in the instruments and documents listed on Exhibit A and Exhibit A-1 hereto and the wells located on such Lands or lands, including without limitation the Wells described in Exhibit A (including interests in oil, gas and/or mineral leases covering all or a part of such Lands, lands and Wells (the “Leases”) and overriding royalties, production payments and net profits interests in such Lands, Leases and Wells, and fee mineral interests, mineral servitudes, fee royalty interests and other fee interests (such fee interests, the “Mineral Interests”) in such oil, gas and other minerals), whether such lands be described in a description set forth in Exhibit A or Exhibit A-1 or be described in such Exhibit A or Exhibit A-1 by reference to another instrument, even though Seller’s interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, Exhibit A or Exhibit A-1;

(c) All rights, titles and interests of Seller in and to, or otherwise derived from, all oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (the “Units”) which apply to the Lands, whether or not expressly set forth on Exhibit A or Exhibit A-1 and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) relating to the properties described in paragraphs (a) and (b) above;

(d) Copies of all rights, titles and interests of Seller in and to all production sales (and sales related) Contracts, transportation and/or processing agreements, operating agreements, farmout agreements and other agreements and Contracts which relate to any of the properties described in paragraphs (a), (b) and (c) above, or which relate to the exploration, development, operation, or maintenance thereof or the treatment, transportation or marketing of production therefrom (or allocated thereto) including without limitation the agreements and Contracts which are set forth on Schedule 3.1(j) and Schedule 3.1(k);

(e) All rights, titles and interests of Seller in and to (i) all equipment, improvements and other personal property and fixtures (including but not by way of limitation, wellhead equipment, pumping units, flowlines, tanks, injection facilities, saltwater disposal facilities, compression facilities and other equipment) located on and used in connection with the Lands, Leases and/or Wells (the “Equipment”), and (ii) all easements, rights-of-way, surface leases and other surface rights, all permits and licenses, and all other appurtenances located on and used in connection with the Lands, Leases and/or Wells;

(f) At Buyer’s expense, copies of any and all of Seller’s lease files, abstracts and title opinions, production records, well files, accounting records (but not including general financial accounting records), seismic records and surveys, gravity maps, electric logs, geological or geophysical data, and other records, documents and files of every kind and description which relate to the properties described above; provided, however, the foregoing shall not include any files, records, data or information which is attorney work product or subject to attorney client privilege or any files, records, data or information which by agreement Seller is required to keep confidential except and to the extent a waiver in writing is obtained of any such confidentiality requirements (the “Records”). Seller shall assist Buyer in obtaining any and all such Records from TAG Team, being the holder of such Records; and

(g) The oil, gas, coalbed methane, casinghead gas, condensate, distillate, liquid hydrocarbon, and gaseous hydrocarbons produced on or after the Effective Date, products refined and manufactured therefrom, and the accounts and proceeds from the sale of the foregoing to the extent attributable to the Properties.

The properties and interests specified in the foregoing paragraphs (a), (b) and (c) are sometimes collectively referred to as the “Properties” and the total of the properties and interests specified in the foregoing paragraphs (a) through (g) are sometimes collectively referred to as the “Assets”.

     2.2 Adjustments to Base Purchase Price. The Base Purchase Price shall be subject to adjustment as follows:

     (a) Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

     (i) The value of all merchantable, allowable oil in storage at the Effective Date allocable to the Properties, above the pipeline connection;

     (ii) The amount of all verifiable expenditures under Contracts, applicable operating agreements or other similar arrangements or agreements paid by Seller in connection with the operation of the Assets in accordance with this Agreement for work actually performed on or subsequent to the Effective Date;

     (iii) The amount of all capital expenditures made by Seller for the drilling of a new Well or recompletion, rework or other existing Well operation, incurred on or after the Effective Date and consented to by Buyer;

     (iv) An amount equal to the sum of all Imbalance Entitlements allocable to the Properties outstanding as of the Effective Date; and

     (v) Any other amount agreed upon by Seller and Buyer in writing.

     (b) Downward Adjustments. The Base Purchase Price shall be adjusted downward by the following:

     (i) Proceeds received by Seller from the sale of oil, gas or other hydrocarbons attributable to the Properties and which are produced on and after the Effective Date;

     (ii) An amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of Assets or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Assets prior to the Effective Date;

     (iii) An amount equal to all sums received by Seller with respect to Prepayment Obligations, Refund Obligations or Imbalance Obligations to the extent,

and only to the extent, that such sums apply to periods of ownership and/or production of the Assets on or after the Effective Date;

     (iv) Any reductions for Defects, allocable to the Assets, as provided in Article V, such reduction to be offset by any Title Increases pursuant to Section 5.5;

     (v) Any Casualty Losses allocable to the Assets as provided in Section 5.6;

     (vi) Any other amount agreed upon by Seller and Buyer in writing.

     2.3. Purchase Price Adjustment Statement. Seller shall submit a Closing statement (the “Purchase Price Adjustment Statement”) to Buyer not fewer than seven (7) business days prior to Closing, and shall afford Buyer access to any Records pertaining to the computations contained in the Purchase Price Adjustment Statement. At least two (2) full business days prior to Closing, Buyer shall deliver to Seller a written report containing such changes, if any, which Buyer proposes be made to the Purchase Price Adjustment Statement. Seller and Buyer shall each make every reasonable effort to agree prior to the Closing Date on a mutually agreed Purchase Price Adjustment Statement.

     2.4 Payment at Closing. After the Purchase Price Adjustment Statement has been agreed to by the parties, the Purchase Price due at Closing shall be tendered by Buyer to Seller, by wire transfer in accordance with Seller’s instructions. Seller shall provide Buyer wire transfer instructions not later than three (3) days prior to the Closing Date.

     2.5 Final Settlement. As soon as practicable after the Closing Date, but in any event within 120 calendar days thereafter (the “Final Settlement Period”), Buyer shall prepare and submit to Seller a proposed statement (herein called the “Final Statement”), which shall show the final calculation of the Purchase Price (herein called the “Final Settlement Price”). As soon as possible after receipt of the Final Statement, but in any event within 15 calendar days after receipt thereof, Seller shall deliver to Buyer a written report containing the changes, if any, which Seller proposes being made to the Final Statement. In the event no response is made by Seller within such 15-day period, it shall be conclusively presumed that the selling parties concur with the Final Statement, and such Final Statement shall be the basis for the Final Settlement Price. In the event that Seller submits a response, the parties shall exercise all reasonable efforts to agree upon a mutually acceptable Final Settlement Price and the calculation of the amount, if any, due in connection therewith not later than 150 calendar days after the Closing (herein called the “Final Settlement Date”). After agreement upon a Final Settlement Price setting forth the amount by which the Base Purchase Price shall be adjusted (either upward or downward) has been reached, the amount due shall be paid within five (5) business days thereafter by the party owing the same by confirmed wire transfer to a bank account or accounts to be designated by the appropriate party. In the event Buyer and Seller are unable to agree with respect to the amounts due pursuant to this Section 2.5 before the Final Settlement Date, then either Seller or Buyer may refer the issues in dispute to the Grant Thornton LLP, Tulsa, Oklahoma accounting firm (or such other recognized firm of public accountants as Seller and Buyer may mutually agree) and the resolution of such issues by such firm shall be final and binding on all parties. The costs of such public accountants shall be borne equally by the Seller and Buyer.

     2.6 Allocation of Purchase Price. The Allocated Value of Seller’s interest in each of the Properties is set forth on Exhibit A hereto. The Allocated Values are for purposes of adjustment of the Base Purchase Price. Buyer and Seller will each make their own allocation for tax purposes.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer and its subsidiaries or designees, if any, to whom the Assets are to be assigned at Closing, as follows.

     (a) Organization and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is legally authorized to conduct business in each jurisdiction where it conducts business, and has all requisite power and authority to own and maintain the Assets and to carry on its business as such business is currently conducted.

     (b) Authorization and Enforceability. Seller has all requisite individual power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws relating to or affecting the enforcement of creditors rights generally and general principles of equity.

     (c) No Conflict. This Agreement and the execution and delivery hereof by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

(i)	Violate any provision of, require any filing, consent, authorization or approval under, any legal requirement applicable to or binding upon Seller;

(ii)	Conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (A) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Seller is a party or to which Seller is bound or to which any of the Assets are subject, or (B) any lease, license, contract or other agreement or instrument to which Seller is a party or by which it is bound or to which any of the Assets are subject; or

(iii)	Result in the creation or imposition of any lien, charge or other encumbrance upon any of the Assets.

     (d) No Default. Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound or to which any of the Assets are subject, or any other agreement, contract, lease, license, or other instrument, (ii) any order, judgment or decree of any court, commission, board, agency or other governmental body, or (iii) any law, statute, ordinance, decree, order, rule or regulation of any governmental authority.

     (e) Title to Assets. Seller has Defensible Title to the Properties, free and clear of all liens, mortgages, encumbrances and claims of any kind or character. Assignment of the Assets shall be by, through and under Seller, but not otherwise.

     (f) Regulatory Matters. Seller has not received any notice or order from any Governmental Entity which regulates or purports to regulate any of the Assets or Seller or any of his activities, except pertaining to usual and customary filing requirements applicable to assets of the types owned by Seller.

     (g) Taxes. There are no pending or threatened state, local or foreign tax liens upon any of the Assets. All taxes, assessments, fees and other charges of any Governmental Entity which have been assessed against the Assets and have become due and payable, have been paid. All ad valorem, gross production, severance, excise, or similar taxes relating to Seller’s ownership of any of the Properties prior to the Effective Date have been or will be timely paid by Seller.

     (h) Litigation. Except as and to the extent set forth in Schedule 3.1(h), there are no administrative and judicial actions and proceedings presently pending or threatened against or involving (i) Seller, or (ii) the Assets or any portion thereof.

     (i) Compliance with Laws. Except as and to the extent set forth in Schedule 3.1(i) hereto (i) to Seller’s knowledge, Seller is in compliance in all material respects with all applicable statutes, orders, rules and regulations promulgated or proposed by any federal, state or local governmental entity relating to the operation and conduct of the Assets, (ii) except for obligations to properly plug and abandon non-producing Wells, and related obligations, there are no such statutes, orders, rules or regulations which require material future actions or expenditures by or on behalf of Seller; (iii) Seller has not received any notice of alleged material violation of any such statute, order, rule or regulation; and (iv) all material business and other licenses, permits, performance bonds and other security and authorizations required by law for the ownership and/or operation of the Assets and/or Seller’s conduct of his business or operations respecting the Assets have been obtained and Seller is in material compliance with such licenses, permits, bonds, and other authorizations.

     (j) Contracts. Schedule 3.1(j) hereto is a list of all Contracts (written or oral) to which Seller is a party or by which Seller is bound, having a duration in excess of one (1) month or involving payments (or other value) in excess of $5,000. Seller has complied in all material respects with the provisions of all such Contracts, and is not in default thereunder in any manner which would permit any other party thereto to cancel or terminate such Contract; and, all such Contracts are in full force and effect and constitute legal, valid and binding obligations of Seller, and to Seller’s knowledge, are binding upon the other parties to such Contract in accordance with their terms; and, as of the date hereof, there is no claimed breach of contract by any party to any such Contract.

     (k) Production Sales Contracts; Future Sales Contracts. Except as set forth on Schedule 3.1(k) hereto, the Properties are not subject to any contracts for the sale of oil or gas attributable to periods from and after the Effective Date, other than agreements that are terminable, without penalty, upon not more than thirty (30) days’ notice. Seller is not under any obligation under any production sales contract, take-or-pay clause, or any similar arrangement, to deliver oil or gas from the Properties without receiving payment at the time of or subsequent to delivery. Seller has not entered into and is not subject to any obligation to deliver gas or oil in the future for which payment has already been received (e.g., a “forward” sale contract).

     (l) Preferential Purchase Rights and Consents. To Seller’s knowledge, except as set forth on Schedule 3.1(l), there are no consents to assign requiring a third party to consent to the assignment of the Assets (“Consents”) or preferential purchase rights providing an option or right to purchase any of the Assets (“Preferential Rights”).

     (m) Capital Commitments. Except as set forth on Schedule 3.1(m) hereto, Seller has not paid, incurred or otherwise committed to, from and after the Effective Date, any expenditures in excess of $25,000 for any single operation, net to the interest of Seller, for any purpose, to include the drilling, completion, recompletion, sidetracking or rework of any Well on the Properties, the acquisition of other oil and gas properties, or the acquisition of seismic or other technical data, and no such expenditures are pending and unapproved.

     (n) No Material Adverse Change. Except for matters for which downward adjustments to the Purchase Price are prescribed pursuant to this Agreement, there has not been and will not be during the period between the Effective Date and the Closing Date any Material Adverse Effect with respect to the Assets.

     (o) Environmental Matters. Seller has not received any notification of any pending or threatened investigation, claim, penalty, or action by any Governmental Entity or other Person relating to the environmental condition of the Assets, and Seller has no knowledge that (i) there has been a release or threat of release of any hazardous substance (as the term “release” and “hazardous substance” are defined under Environmental Laws) on or from any of the Assets, or as a consequence of Seller’s operations or activities respecting the Assets, or any of them, prior to the date of this Agreement, or (ii) a condition exists on or under any of the Assets as of the date of this Agreement which could have a Material Adverse Effect on the Assets.

     (p) Plugging and Abandonment Obligations. To Seller’s knowledge, except as set forth on Schedule 3.1(p) it has complied, to the extent compliance is required or appropriate as of the Effective Date, with all plugging and abandonment obligations associated with Wells in which it owns an interest, including plugging, abandonment, surface restoration, site clearance and disposal related waste materials, in compliance with all applicable contractual obligations and applicable rules and regulations of Governmental Entities having jurisdiction.

     (q) Payment of Burdens on Production. All delay rentals, shut-in payments, lease extension payments, royalties, excess royalties, overriding royalty interests, production payments, net profits interests and other payments due under or with respect to production from the Properties have been fully, properly and timely paid, except for those amounts in suspense and to Seller’s knowledge, all conditions necessary to maintain the Leases in force have been duly performed.

     (r) Imbalances and No Cash Balancing. To Seller’s knowledge, the gas imbalances affecting the Properties as of the Effective Time reflected on Schedule 4.3 are true and correct in all material respects. Except as provided on Schedule 4.3, as of the Effective Time, none of the Properties were subject to a gas balancing agreement containing a provision that would require a cash balancing payment upon the transfer of the affected Property through a transaction of the nature contemplated in this Agreement.

     (s) Affiliate Agreements. Except as set forth on Schedule 3.1(s), Seller is not subject to any agreement with an affiliate that cannot be terminated by Buyer after Closing without penalty, cost or liability. For purposes hereof, “Affiliate” for purposes of this subsection shall mean any Person within which 25% or more of the outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Seller or any Person directly or indirectly controlled by Seller.

     (t) Wells. To Seller’s knowledge, except for matters which would not materially and adversely affect the operation or value of any material portion of the Assets (a) all of the Wells described on Exhibit A have been drilled and completed at approved legal locations within the boundaries of the appropriate Lands and Units; (b) all drilling and completion of the Wells and all development and operations of the Properties have been conducted in all respects in material compliance with applicable laws, ordinances, rules, regulations, permits, and judgments, orders and decrees of any court or governmental body or agency, including but not limited to Environmental Laws; (c) no Well is subject to penalties on allowables after the date hereof because of any production in violation of applicable laws, rules, regulations, permits or judgments, orders or decrees of any court or governmental entity which would prevent such Well from being entitled to its full legal and regular allowance from and after the date hereof as prescribed by any court or governmental entity.

     (u) Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Seller and for which Buyer will have any obligation or liability. Seller shall indemnify and hold Buyer harmless from any and all claims, liabilities, damages, costs and expenses asserted against Buyer by any Person claiming to have acted on behalf of Seller, or to have been retained by Seller, as a broker in connection with the transaction contemplated by this Agreement.

     3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

     (a) Organization and Good Standing. Buyer is a Louisiana limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer is authorized to do business and is in good standing under the laws of the State of Oklahoma.

     (b) Authorization. Buyer has all requisite company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

     (c) No Conflicting Agreements. This Agreement and the execution and delivery hereof by Buyer do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

(i) Conflict with, or require the consent of any Person under any of the terms, conditions, or provisions of the Articles of Organization of Buyer;

(ii) Violate any provision of, or require any filing, authorization or approval under, any legal requirement applicable to or binding upon Buyer; or

(iii) Conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound or to which any of its properties is subject or (ii) any lease, license, contract or other agreement or instrument to which Buyer is a party or by which it is bound or to which any of its properties is subject.

     (d) Litigation. There is no action, suit, proceeding or governmental investigation or inquiry pending or, to the knowledge of Buyer, threatened against Buyer or its affiliates or any of its properties that might delay, prevent or hinder the consummation of the transactions contemplated hereby.

     (e) Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Buyer and for which Seller will have any obligation or liability. Buyer shall indemnify and hold Seller harmless from any and all claims, liabilities, damages, costs and expenses asserted against Seller by any Person claiming to have acted on behalf of Buyer, or to have been retained by Buyer, as a broker in connection with the transaction contemplated by this Agreement.

ARTICLE IV
COVENANTS

     4.1 Covenants of Seller. Seller covenants and agrees with and to Buyer and its subsidiaries or designees, if any, to whom the Assets are assigned at Closing that:

     (a) Access to Records. Immediately upon execution of this Agreement and until the Closing Date, Seller will, during normal working hours, use their reasonable efforts to make and continue to make available to Buyer for examination at his offices in Tulsa, Oklahoma, the Records, accounting and other information respecting the Assets, title and other information relating to the Assets and will cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information relating to the Assets as Buyer may reasonably desire. Seller shall permit Buyer, at Buyer’s expense, to inspect and photocopy such information and Records at any reasonable time but only to the extent, in each case, that Seller may do so without violating any contractual commitment to a third party.

     (b) New Agreements or Settlements. Without the prior written consent of Buyer, Seller shall not enter into any new agreements or commitments with respect to the Assets, or settle or compromise any claim or administrative or judicial proceeding.

     (c) Preferential Rights and Consents. Seller shall, with respect to the Assets, immediately make requests of third parties, in compliance with applicable agreements, that any required Consents be given or waived and that Preferential Rights (or any other preferential rights determined by Buyer during the Interim Period to exist) be waived.

     4.2 Conduct of Business Prior to Closing. Seller covenants and agrees that prior to Closing:

     (a) Negative Covenants. During the Interim Period, Seller shall not, except with the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed:

          (i) sell, lease, dispose of or abandon any of the Assets, or allow any of the Assets to be subjected to any mortgage, pledge, lien, security interest or encumbrance of any kind which is not in existence as of the date hereof;

          (ii) elect not to participate (i.e., go “non-consent”) in any new Well, recompletion, rework, sidetrack or other Well operation proposed under applicable joint operating agreements or other Contracts with respect to the Properties or any of them.

     (b) Affirmative Covenants. Seller shall, throughout the Interim Period, cause the Assets to be owned, produced, maintained and (where applicable) operated in the ordinary course of business consistent with good industry practices. Seller shall promptly give Buyer notice of (i) any legal actions which to Seller’s knowledge have been initiated or threatened, by or against Seller whether by a Governmental Entity or other Person, and which relate to the Assets or the ability of Seller to proceed to Closing, (ii) to the extent material, any notice or other communication received by Seller, whether from a Governmental Entity or otherwise, in respect of any Asset or in connection with the transactions contemplated by this Agreement, including any notice from a person alleging that the consent of such person is or may be required in connection therewith, and (iii) the material damage or destruction of any part of the Assets.

     4.3 Imbalances, Prepayments and Refunds. The parties recognize that as of the Effective Date there may be (i) wellhead gas imbalances (“Imbalances”) with respect to production from or attributable to certain of the Properties, whether such Imbalances be instances of overproduction (“Imbalance Obligations”) or underproduction (“Imbalance Entitlements”), (ii) prepayment obligations due to monies received by Seller under production sales contracts or similar agreements containing “take-or-pay” clauses (or similar arrangements), whereby Seller is obligated to deliver oil or gas produced after the Effective Date with respect to a Property without receiving payment therefor in the ordinary course of business (“Prepayment Obligations”), or (iii) refund obligations arising from Seller’s sale of oil or gas produced from a Property prior to the Effective Date at prices exceeding the applicable maximum lawful prices (“Refund Obligations”). The parties agree that, from and after the date of this Agreement, they shall jointly attempt to ascertain prior to Closing all Imbalances, Prepayment Obligations and Refund Obligations affecting the Properties as of the Effective Date. The parties agree that they shall adjust the Purchase Price at Closing for all discovered Imbalances, Prepayment Obligations and Refund Obligations in accordance with the following procedures:

     (a) Imbalances. The value of discovered Imbalances allocable to the Properties existing as of the Effective Date shall be calculated by multiplying the overproduced or underproduced volumes by $4.00 per MMBtu, net of all royalty and severance tax burdens. At Closing or on the Final Settlement Date, as the case may be, the Purchase Price shall be adjusted upward for the aggregate value of all Imbalance Entitlements and downward for the aggregate value of all Imbalance Obligations, in each cost allocable to the Properties. As to Imbalances allocable to the Properties discovered after the Final Settlement Date, Buyer shall bear all obligations with respect to any overproduction liability and shall receive the benefit of and be credited with any underproduction credit, including overproduction and underproduction attributable to periods of time prior to the Effective Date. If the Imbalance Obligation exceeds the Allocated Value of a Property, Seller may remove such Property from the Assets to be sold to Buyer and the Base Purchase Price shall be reduced by the Allocated Value of such Property. Buyer shall not assume any obligation of Seller with respect to pipeline gas imbalances as of the Effective Date that may be associated with the Properties. Any such pipeline gas imbalance shall remain with and continue as the sole responsibility of the Seller.

     (b) Prepayment Obligations. At Closing, the Purchase Price shall be adjusted downward by all amounts received by Seller prior to the Effective Date with respect to Prepayment Obligations allocable to the Properties. All amounts received by Seller after the Effective Date and prior to the Final Settlement Date due to Prepayment Obligations allocable to the Properties shall be credited to Buyer.

     (c) Refund Obligations. At Closing, the Purchase Price shall be adjusted downward by all amounts received by Seller prior to the Effective Date with respect to Refund Obligations allocable to the Properties. With respect to Refund Obligations allocable to the Properties not discovered by Closing, Seller will be liable for such Refund Obligations allocable to the Properties for a period expiring two (2) year after the Closing Date.

     4.4 TAG Team Preferential Right to Purchase. Seller shall seek to acquire from TAG Team a preferential right to purchase the TAG Team Properties (“TAG Team Preferential Right”). The TAG Team Preferential Right shall contain substantially the same language as that set forth in Exhibit F attached hereto and contain no conditions as to its assignment to Buyer. Seller shall unconditionally assign the TAG Team Preferential Right to Buyer at Closing.

     4.5 Audited Financials. After the date of this Agreement, Seller agrees to cooperate with and provide reasonable assistance to Buyer in the construction of audited financial statements respecting the Assets for the prior three fiscal years, at Buyer’s sole expense.

ARTICLE V
TITLE MATTERS AND CASUALTY LOSSES

     5.1 Title and Environmental Investigation. Buyer may conduct, at its cost, such title and environmental examination and investigation, and other examinations and investigations, as it may in its discretion choose to conduct with respect to the Assets in order to determine whether any Title Defects or Environmental Defects exist.

     5.2 Notice of Title Defects. Buyer shall give Seller written “Notice of Title Defects” as soon as possible but no later than 5:00 p.m., Central Time, on the Defect Date, provided that Buyer shall notify Seller of possible Title Defects as soon as reasonably practicable after Buyer becomes aware of the same. Such notice shall be in writing and inclusion of the following elements shall be a condition precedent to the effectiveness of the Notice of Title Defects: (i) a description of the Title Defect, (ii) the reasonable basis for the Title Defect, including reasonable documentation supporting the basis for the Title Defect, if available, (ii) the Allocated Value of the affected Asset, and (iv) the

Defect Value and the computations upon which Buyer’s belief is based. If Buyer does not deliver a timely Notice of Title Defects for a particular Asset, title to such Asset shall be deemed to be Defensible Title.

     5.3 Title Defect Adjustments and Exclusions. . Subject to this Section 5.3 and Section 5.7 respecting the Defect Threshold, if any Asset is affected by a Title Defect, the Base Purchase Price shall be reduced in accordance with Section 2.2(b)(iv) by the Defect Value (which reduction shall be called a “Defect Adjustment”) unless, (i) Buyer agrees in writing to waive the relevant Title Defect, (ii) the basis for treating such Asset as subject to a Title Defect has been removed by Seller at his sole cost and expense prior to the Closing Date, or (iii) Seller and Buyer reach a subsequent agreement regarding curative of the Title Defect prior to Closing. The Base Purchase Price shall be adjusted only if the Defect Threshold, i.e., the Defect Value respecting each individual Property is equal to or exceeds $10,000 and the aggregate Defect Value of all Title Defects and Environmental Defects exceeds $200,000, in which event, the Base Purchase Price shall be reduced by the amount of the total Defect Values (i.e., which amount is a threshold, not a deductible).

     5.4 Title Defect Value. In determining which portions of an Asset constitute a Title Defect, it is the intent of the parties to include, to the extent possible, only that portion of any affected Asset (whether a Well, unit or leasehold interest, as applicable) that is adversely affected by the defect. The Defect Value for a Title Defect shall not exceed the Allocated Value of the Asset and shall be determined by the parties in good faith taking into account all relevant factors, including, but not limited to, the following:

     (a) The Allocated Value of the affected Asset;

     (b) The potential or actual reduction in the warranted NRI of the affected Property, or the potential or actual increase in the warranted WI to the extent such increase is not accompanied by a corresponding increase in NRI;

     (c) If the Title Defect represents only a possibility of title failure, the probability that such failure will occur;

     (d) The legal effect of the Title Defect; and

     (e) If the Title Defect is a lien or encumbrance on an Asset, the cost of removing such lien or encumbrance.

     5.5 Title Increases. To the extent that same are discovered by Buyer prior to the Defect Date, Seller and Buyer acknowledge and agree that the Base Purchase Price shall be increased (a “Title Increase”) by an amount determined as follows:

     (a) any increase in Seller’s NRI above that NRI shown on Exhibit A for any Property without a corresponding increase in Seller’s WI above that WI shown on Exhibit A for such Property; or

     (b) any decrease in Seller’s WI below that shown on Exhibit A for any Property without a corresponding decrease in Seller’s NRI shown on Exhibit A for such Property, in each case with such values to be agreed upon by Seller and Buyer (taking into account the Allocated Value for such Property).

Title Increases shall be available to Seller only to the extent Buyer has asserted Title Defects and may be applied to set off decreases in the Base Purchase only after the total of Defects has exceeded the Defect Threshold. The intent is that there can be no net upward adjustment to the Base Purchase Price based upon Title Increases and that such increases are only available to Seller as a set off against reductions in the Purchase Price because of Title Defects.

     5.6 Casualty Loss. If, prior to Closing, a portion of an Asset is destroyed by fire or other casualty, is taken or threatened to be taken in condemnation or under the right of eminent domain (a “Casualty Loss”), the Asset shall be included in the sale for the Allocated Value of the affected Asset, reduced by the mutually agreed cost to repair such affected Asset (with equipment of similar utility) up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”) and Seller shall retain all rights to any insurance payments, awards or other payments from third parties arising out of the Casualty Loss. Any dispute concerning the amount of a Net Casualty Loss shall be resolved through arbitration pursuant to Section 9.11 except the Arbitrator to be selected shall have a minimum of fifteen (15) years’ experience in oil and gas insurance matters rather than in oil and gas accounting.

     5.7 Environmental Defects. If (i) Buyer notifies Seller on or before the Defect Date of the existence of any environmental conditions on or underlying the Assets, or any portion thereof, that (A) constitutes a violation of Environmental Laws, or (B) poses a material risk of injury to human health or the environment, and (ii) the aggregate remediation costs of all such Environmental Defects for Properties when combined with all asserted Title Defects, exceeds the Defect Threshold, then the following shall occur:

     (a) Seller shall have the right to remediate any and all Environmental Defects on or before the Closing, provided such remediation can be completed to Buyer’s reasonable satisfaction; or

     (b) Buyer and Seller shall reach agreement upon an appropriate reduction to the Base Purchase Price which shall be based, in large part, upon the anticipated remediation costs for each such Environmental Defect; or

     (c) In the event Seller is unable to cure or otherwise remediate an Environmental Defect prior to Closing and the parties are unable to reach agreement on an appropriate reduction to the Base Purchase Price, the Asset affected by such Environmental Defect shall be removed from the sale and the Base Purchase Price shall be reduced by the Allocated Value therefor.

     5.8 Environmental Laws. As used herein, the term “Environmental Law” shall mean any and all laws, statutes, regulations, rules, orders, ordinances, permits, or determinations of any governmental authority pertaining to health or the environment in effect in any and all jurisdictions in which the Assets are located, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the River and Harbor Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act (RCRA), as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, and other federal, state, and local laws whose purpose is to conserve or protect health, the environment, wildlife, or natural resources. The terms hazardous substances, release, and threatened release shall have the meanings specified in CERCLA; provided, however, that (i) to the extent the laws of the state in which the Assets are located are applicable and have established a meaning for hazardous substances, release, threatened release, solid waste, hazardous waste, and disposal that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such laws, and (ii) the term solid waste shall include all oil and gas exploration, development and production wastes, even if such wastes are specifically exempt from classification as hazardous substances or hazardous wastes pursuant to CERCLA or RCRA, or the state analogues to those statutes.

     5.9 Mutual Right to Terminate. Notwithstanding anything contained herein to the contrary, either Seller or Buyer may terminate this Agreement, in their sole and absolute discretion, if the sum of all Defect Adjustments (less offsets for Title Increases), casualty losses, and anticipated remediation costs for Environmental Defects exceed ten percent (10%) of the Base Purchase Price. If, in such event, either Seller or Buyer elects to terminate this Agreement, this Agreement shall terminate and be of no further force or effect.

ARTICLE VI
CONDITIONS TO CLOSING

     6.1 Conditions to the Obligations of Buyer. The obligations of Buyer to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Buyer.

     (a) Warranties and Agreement of Seller. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties expressly relate to any earlier date and to the extent that the information contained in exhibits and schedules hereto expressly relates to any earlier date, and Seller shall have performed and complied with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by Seller at or prior to the Closing Date; and, Buyer shall have received a certificate dated the Closing Date and signed by Seller to the foregoing effect.

     (b) Approval of Documentation. The form and substance of all certificates, instruments of transfer and other documents required to be delivered to Buyer hereunder shall be satisfactory to Buyer and its counsel in all reasonable respects.

     (c) Additional Information. Seller shall have furnished to Buyer and its counsel such information, certificates and other documents as they shall have reasonably requested for the purpose of enabling them to pass upon the matters referred to in this Section 6.1.

     (d) No Suit or Action. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or Governmental Entity seeking to restrain, prohibit or obtain damages in connection with the consummation of the transactions contemplated by this Agreement.

     (e) Receipt of Documents. Buyer shall have received (i) certificate executed by the appropriate Person certifying as to (A) Seller’s good standing, (B) the requisite limited liability company approvals of the transactions contemplated hereby, and (C) the incumbency and authority of the Person executing any documents on behalf of Seller in connection with this Agreement, (ii) an affidavit that Seller is not a “foreign person” within the meaning of Section 1445 of the Code, and (iii) assignments, conveyances and bills of sale (in substantial form as the form of conveyance to be attached hereto as Exhibit B, conveying Seller’s interest in the Assets to Buyer.

     (f) TAG Team Preferential Right to Purchase. Seller shall have obtained the TAG Team Preferential Right to purchase the TAG Team Properties and furnished to Buyer an unconditional assignment of such right.

     (g) Closing of Gathering Systems Transaction. Conditions to the closing of the acquisition of certain gathering systems located in Pittsburg and Haskell Counties, Oklahoma, by Buyer from Golden Gas Service Company. (the “Gathering System Acquisition”) shall have been satisfied or waived and the Gathering System Acquisition shall be closed simultaneously with the transactions contemplated herein.

     (h) Board Approval. Buyer shall have received the approval of its Board of Directors with respect to the transactions contemplated herein.

     (i) Termination. Seller has not elected to terminate this Agreement in accordance with Section 5.9.

     6.2 Conditions to the Obligations of Seller. The obligations of Seller to proceed with the Closing contemplated hereby are subject to the satisfaction at or prior to Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Seller.

     (a) Warranties and Agreements of Buyer; Officer’s Certificate. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, and Buyer shall have performed and complied with all of the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Closing Date; and Seller shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Buyer to the foregoing effect.

     (b) Approval of Documentation. The form and substance of all certificates and other documents required to be delivered to Seller shall be satisfactory in all reasonable respects to Seller and his counsel.

     (c) Additional Information. Buyer shall have furnished to Seller such information, certificates and other documents as Seller shall have reasonably requested for the purpose of enabling Seller to pass upon the matters referred to in this Section 6.2.

     (d) No Suit or Action. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or Governmental Entity seeking to restrain, prohibit or obtain damages in connection with the consummation of the transactions contemplated by this Agreement.

     (e) Closing of Gathering Systems Transaction. Conditions to the closing of the acquisition of certain gathering systems located in Pittsburg and Haskell Counties, Oklahoma, by Buyer from Golden Gas Service Company. (the “Gathering System Acquisition”) shall have been satisfied or waived and the Gathering System Acquisition shall be closed simultaneously with the transactions contemplated herein.

     (f) Termination. Buyer has not elected to terminate this Agreement in accordance with Section 5.9.

ARTICLE VII
CLOSING

     7.1 Closing Date. Subject to the terms and conditions of this Agreement, the closing hereunder (the “Closing”) shall take place at 10:00 a.m., local time, on June 1, 2005, at the offices of Seller, or at such other place and time as may be mutually agreed upon by the parties (the “Closing Date”).

     7.2 Records. At Closing, or a soon thereafter as practicable, Seller shall deliver to Buyer all of the Records. Transportation of the Records to Buyer’s offices shall be at the sole cost of Buyer.

ARTICLE VIII
AS IS — WHERE IS SALE; DISCLAIMER; INDEMNITY

     8.1 Disclaimer. IT IS EXPRESSLY UNDERSTOOD BY THE PARTIES HERETO THAT, SUBJECT TO SELLER’S LIMITED INDEMNITY PURSUANT TO SECTION 8.2 BELOW, THE ASSETS ARE ACQUIRED AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS, BOTH PATENT AND LATENT, AND WITHOUT WARRANTIES OF ANY KIND, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDLESS OF HOW SUCH FAULTS AND DEFECTS WERE CAUSED OR CREATED (BY SELLER’S NEGLIGENCE, ACTIONS, OMISSIONS, OR FAULT, OR OTHERWISE). BY CLOSING, BUYER ACKNOWLEDGES IT HAS HAD OR WILL HAVE HAD PRIOR TO CLOSING A REASONABLE OPPORTUNITY TO INSPECT AND EXAMINE THE CONDITION OF EACH AND EVERY ASSET AND, SUBJECT TO SELLER’S LIMITED INDEMNITY PURSUANT TO SECTION 8.2 BELOW, BUYER IS AWARE OF AND ACCEPTS THE CONDITION OF EACH AND EVERY ASSET. ALTHOUGH SELLER HAS MADE, AND UNTIL CLOSING WILL MAKE, ALL OF ITS FILES AND RECORDS AVAILABLE TO BUYER, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, EXCEPT AS SET FORTH IN SECTION 3 OF THIS AGREEMENT, AS TO THE ACCURACY OR COMPLETENESS OF ANY TITLE OPINION, DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THE ASSETS INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, THE PRICING ASSUMPTIONS, THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, ANY OTHER MATTERS CONTAINED IN THE DATA, OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER. IN ENTERING INTO AND PERFORMING THIS AGREEMENT, BUYER HAS RELIED AND WILL RELY SOLELY UPON SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 OF THIS AGREEMENT AND UPON BUYER’S INDEPENDENT INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO, THE ASSETS AND PROPERTIES AND THEIR VALUE.

     8.2 Seller’s Limited Indemnity. Subject to the terms, conditions and limitations of this Section 8.2, Seller agrees and does hereby, to the fullest extent permitted by law, INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER, ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, SHAREHOLDERS, MEMBERS, OFFICERS, EMPLOYEES, SUCCESSORS AND ASSIGNS (collectively, the “Buyer Group”) FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, STRICT LIABILITY CLAIMS, DEMANDS, LAWSUITS, JUDGMENTS, ORDERS, FINES, PENALTIES, DAMAGES, EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE ATTORNEYS’ FEES), COSTS AND EXPENSES OF ANY NATURE WHATSOEVER (collectively, “Seller Damages”), ASSERTED AGAINST, RESULTING TO, IMPOSED UPON OR INCURRED BY THE BUYER GROUP, DIRECTLY OR INDIRECTLY, BY REASON OF OR RESULTING FROM (A) ANY BREACH BY SELLER OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN ARTICLES III AND IV OF THIS AGREEMENT, OR (B) TITLE OWNERSHIP OR OPERATION OF THE ASSETS BY SELLER PRIOR TO THE EFFECTIVE DATE (collectively, “Buyer Claims”), PROVIDED THAT (i) ALL OF THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS

AGREEMENT AND SELLER’S ACCOUNTABILITY FOR PERIODS PRIOR TO THE EFFECTIVE DATE SHALL TERMINATE AND BE OF NO FURTHER FORCE OR EFFECT TWO (2) YEARS FROM THE CLOSING DATE, AND BUYER CLAIMS MUST ARISE AND MUST BE COMMUNICATED IN WRITING TO SELLER PRIOR TO THE EXPIRATION OF TWO (2) YEARS FOLLOWING THE CLOSING DATE, (ii) AND THE REPRESENTATIONS AND WARRANTIES OF SELLER IN SECTION 3.1(o) SHALL BE ASSERTABLE BY THE BUYER GROUP WITHOUT REGARD TO ANY KNOWLEDGE OR MATERIALITY QUALIFIERS SET FORTH IN SECTION 3.1(o), AND (iii) NO BUYER CLAIMS, IF ANY, MAY BE ASSERTED AFTER THE EXPIRATION OF TWO (2) YEARS FOLLOWING THE CLOSING DATE.

FROM AND AFTER THE CLOSING, THE SOLE AND EXCLUSIVE REMEDY OF BUYER WITH RESPECT TO ANY AND ALL CLAIMS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS SECTION 8.2. IN FURTHERANCE OF THE FOREGOING, AND SUBJECT TO THE PRECEDING SENTENCE, BUYER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, AND AGREES NOT TO ASSERT IN ANY ACTION OR PROCEEDING OF ANY KIND, ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION BUYER MAY NOW OR HEREAFTER HAVE AGAINST SELLER EXCEPT FOR CLAIMS FOR INDEMNIFICATION ASSERTED AS PERMITTED BY AND IN ACCORDANCE WITH THE PROVISIONS SET FORTH IN THIS ARTICLE VIII.

     8.3 Buyer’s Indemnity; Environmental Matters. From and after the EFFECTIVE DATE, and to the fullest extent permitted by law, Buyer agrees, subject to Seller’s limited indemnity as set forth in Section 8.2 above, to INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLER AND SELLER’S RESPECTIVE DIRECTORS, SHAREHOLDERS, MEMBERS, OFFICERS, EMPLOYEES, SUCCESSORS AND ASSIGNS (collectively, “Seller Group”), from and against any and all liabilities, claims, strict liability claims, demands, lawsuits, judgments, orders, fines, penalties, damages, expenses (including but not limited to reasonable attorneys’ fees), costs, environmental assessment and clean-up costs and causes of action asserted by any Person (including, but not limited, to the employees of Seller or Buyer) for personal injury or death, for compliance with Environmental Laws, regulations, orders, or guidelines, or for loss or damage to Properties or the environment (collectively referred to hereinafter as “Liabilities/Claims”), arising from or relating to: (i) Buyer’s (and/or its contractors’) pre-Closing inspection of the Properties, REGARDLESS OF WHETHER SUCH LIABILITIES/CLAIMS ARE CAUSED BY OR ARISE FROM SELLER GROUP’S ORDINARY NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), ACTIONS, OR OMISSIONS; (ii) the ownership, use, or operation of the Assets by Buyer or its assigns after Closing, or the express assumption of responsibilities hereunder by Buyer at Closing concerning the Assets (including, but not limited to, any Liabilities/Claims arising from or relating to leaks or releases of oil and gas from, or malfunctions of, the Assets after Closing), REGARDLESS OF WHETHER SUCH POST-CLOSING LIABILITIES/CLAIMS ARE CAUSED BY OR ARISE FROM SELLER GROUP’S PRE-CLOSING ORDINARY NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), ACTIONS, OR OMISSIONS RELATING TO THE

OPERATION, DESIGN, PHYSICAL CONDITION, OR MAINTENANCE STATUS OF THE ASSETS, BUT EXCLUDING SUCH POST-CLOSING LIABILITIES/CLAIMS TO THE EXTENT CAUSED BY THE NEGLIGENCE OF SELLER GROUP THAT OCCURS AFTER CLOSING; and/or (iii), subject to Seller’s environmental representation pursuant to Section 3.1(o) and Section 8.2 above, soil contamination, water contamination, and/or other types of environmental damage or contamination in, on, or under the Properties or arising from the Properties (collectively, “Environmental Contamination”), Buyer’s obligations under this Section 8.3 shall in no manner alter, diminish or adversely affect the limited indemnity obligations of Seller as provided in Section 8.2 above. BUYER EXPRESSLY ACKNOWLEDGES THAT BUYER HAS AGREED TO INDEMNIFY SELLER GROUP FOR ITS OWN ORDINARY NEGLIGENCE, SUBJECT TO AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS SECTION 8.3.

ARTICLE IX
GENERAL

     9.1 Survival of Representations and Warranties. All statements contained in this Agreement, the exhibits and schedules referred to herein, and any certificates or other instruments delivered pursuant to the express terms hereof by or on behalf of any party hereto shall be deemed representations and warranties hereunder by such party. All representations, warranties, covenants and agreements made by the parties to this Agreement or pursuant hereto shall survive any investigations made by or on behalf of the parties and shall survive the Closing to the extent provided herein, but not otherwise.

     9.2. Expenses. Each party hereto shall pay all expenses and disbursements incurred by it, its officers, employees and representatives, in connection with this Agreement and the performance of its obligations hereunder.

     9.3. Further Assurances. Seller will from time to time, upon the request of Buyer, execute and deliver to Buyer such further instruments, and take such other action as Buyer may reasonably request, in order to more effectively convey, assign, transfer and deliver, or place Buyer in possession and control of, the Assets or to enable Buyer to exercise and enjoy all rights and benefits with respect thereto. In addition, the Buyer shall only receive copies of the Records and TAG Team shall continue to have custody of the originals of the Records. Upon request of Buyer, Seller will use its best efforts to assist Buyer in gaining access to the originals of the Records and in obtaining copies of Records relating to the Assets not previously copied as Buyer may reasonably desire.

     9.4. Binding Agreement: Assignment; Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that any assignment of this Agreement by any party hereto without the written consent of the other parties shall be void. Notwithstanding the foregoing, the rights and obligations of Buyer hereunder may be assigned to or performed by any other entity owned or controlled by Buyer, without the written consent of Seller provided that such assignment shall not relieve Buyer of its obligations hereunder. Except as provided herein, nothing in this Agreement, express or implied, is intended or shall be construed to give to any Person other than the parties hereto any right, remedy or claim under or by reason of this Agreement.

     9.5. Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by first-class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by facsimile transmission, to the parties at the following addresses (or at such other address as shall be specified by the parties by like notice):

If to Seller:

Staab Holdings, L.L.C.
c/o TAG Team Resources, L.L.C.
2120 East 15th Street
Tulsa, Oklahoma 74104
Telephone: (918) 582-0139
Facsimile: (918) 582-6495

If to Buyer:

PetroQuest Energy, L.L.C.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
Attn: Mr. Dalton F. Smith III
Telephone: (337) 232-7028
Facsimile: (337) 234-4699

     9.6. Publicity. All notices to third parties and other publicity concerning the transaction contemplated by this Agreement shall be jointly planned and coordinated by and between Seller and Buyer. Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither party shall act unilaterally in this regard without the prior written approval of the others, provided, however, that such approval shall not be unreasonably withheld.

     9.7. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma.

     9.8. Exhibits and Schedules; Right to Terminate.

     (a) Exhibits and Schedules Incorporated in this Agreement. All exhibits and schedules referred to in this Agreement are attached hereto, incorporated herein and made an integral part hereof.

     b) Completion of Exhibits and Schedules; Termination. The Schedules and Exhibits are not complete as of the date of execution of this Agreement. Seller and Buyer shall use their best efforts, in good faith, to prepare and agree upon all of the final Exhibits and Schedules on or before April 28, 2005. If mutual agreement is not reached as to the final Exhibits and Schedules by such date, or such mutually agreed extension of such date, either Seller or Buyer may terminate this Agreement in their sole discretion and this Agreement shall be of no further force or effect.

     9.9. Entire Agreement; Amendments; Waivers. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     9.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

     9.11 Arbitration. Any disagreement between Seller and Buyer with respect to the Final Settlement Statement shall be resolved pursuant to Section 2.5(a). With respect to any other dispute between Seller and Buyer arising under this Agreement, either Seller or Buyer may request binding arbitration of the Final Statement to be conducted before one arbitrator in Tulsa, Oklahoma, in accordance with the Uniform Arbitration Act, as adopted and then in effect in the State of Oklahoma, and in accordance with the rules promulgated by the American Arbitration Association (the “AAA”) (expedited procedures). The AAA shall be instructed to choose an arbitrator (the “Arbitrator”) who shall have a minimum of fifteen (15) years experience in the oil and gas industry, generally, and, specifically, in the area with respect to which the subject matter of the dispute pertains. Notice of a party’s election to submit a matter for arbitration shall be given to the other party if good faith negotiations to resolve such matter (for a period of at least 10 days) prove unsuccessful. Upon delivery of such notice by either party, each party shall have ten (10) calendar days to provide the Arbitrator (and the other party) with a statement of its position (with supporting documentation) regarding the matter or matters in dispute together with its best and final offer for settlement of the dispute. The failure to provide a statement of position within this period shall constitute a waiver of a party’s rights to have such materials considered by the Arbitrator. The Arbitrator shall consider the statements of position submitted by the parties and shall, within ten (10) business days after receipt of such materials, issue his or her decision adopting the best and final statement offer for settlement of the dispute either by Buyer or Seller. All determinations made by the Arbitrator shall be final, conclusive and binding on the parties. The expenses of such arbitration, including the fees of the Arbitrator, shall be divided equally between Buyer and the Seller Group, unless otherwise specified in the Arbitrator’s award. Further, the Seller Group and Buyer shall each pay all fees and expenses of its own witnesses and legal counsel, unless otherwise specified in the Arbitrator’s award.

     9.12 Substitution of Affiliates. Buyer shall have the right to substitute as purchaser hereunder any of its affiliates without otherwise altering the terms and conditions of this Agreement.

     9.13 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

     9.14 Mutual Waiver of Certain Remedies. NO PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, FOR LOST PRODUCTION, OR FOR PUNITIVE DAMAGES, AS TO ANY ACTION OR OMISSION, WHETHER CHARACTERIZED AS A CONTRACT BREACH OR TORT, WHICH ARISES OUT OF OR RELATES TO THIS CONTRACT OR ITS PERFORMANCE OR NONPERFORMANCE.

     IN WITNESS WHEREOF the parties have executed or caused the Agreement to be executed as of the day and year first above written.

SELLER:
Staab Holdings, L.L.C.

/s/ Alan R. Staab

Alan R. Staab
President
BUYER:
PetroQuest Energy, L.L.C.

	By:	/s/ Dalton F. Smith

Dalton F. Smith, III
Senior Vice President
Business Development & Land